Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated April 1, 2008, relating to the financial statements and financial statement schedule of The Men’s Wearhouse, Inc., and the effectiveness of The Men’s Wearhouse, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of The Men’s Wearhouse, Inc. for the year ended February 2, 2008.
/s/ DELOITTE & TOUCHE LLP
Houston, Texas
July 11, 2008